Exhibit 10.1

BEACON POWER CORPORATION

2010 STOCK INCENTIVE PLAN

1.             Purpose

The purpose of this 2010 Stock Incentive Plan (the “Plan”) of Beacon Power Corporation, a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders.  Except where the context otherwise requires, the term “Company” shall include any present or future subsidiary corporations of the Company as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).  The Plan represents an amendment and restatement of the Third Amended and Restated 1998 Stock Incentive Plan.

2.             Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock, or other stock-based awards (each, an “Award”) under the Plan.  Each person who has been granted an Award under the Plan shall be deemed a “Participant”.

3.             Administration, Delegation

(a)           Administration by Board of Directors.  The Plan will be administered by the Board of Directors of the Company (the “Board”).  The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable.  The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency.  All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.  No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)           Delegation to Executive Officers.  To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to make Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards and the maximum number of shares for any one Participant to be made by such executive officers.

(c)           Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”).  The Compensation Committee of the Board, consisting of not less than two members, each member of which is an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, has been appointed by the Board.  All references in the Plan to the “Board” shall mean the Board or the Compensation Committee of the Board or the executive officer referred to in Section 3(b) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or executive officer.

4.             Stock Available for Awards

(a)           Number of Shares.  Subject to adjustment under Section 4(c), Awards may be made under the Plan for up to 38,000,000 shares of common stock of the Company, $0.01 par value per share (the “Common Stock”).  As of April 26, 2010 13,458,441 shares of Common Stock are covered by outstanding Awards and 4,901,423 shares of Common Stock are available for the grant of new Awards under the Plan.  If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code.  Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b)           Per-Participant Limit.  Subject to adjustment under Section 4(c), the maximum number of shares of Common Stock with respect to which an Award may be granted to any Participant under the Plan shall be 1,400,000, per calendar year.  The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code.

(c)           Adjustment to Common Stock.  In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of security and exercise price per share subject to each outstanding Option (as hereinafter defined), (iii) the repurchase price per security subject to each outstanding Restricted Stock Award (as hereinafter defined), and (iv) the terms of each other outstanding stock-based Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate.  If this Section 4(c) applies and Section 9(e)(1) also applies to any event, Section 9(e)(1) shall be applicable to such event, and this Section 4(c) shall not be applicable.

5.             Stock Options

(a)           General.  The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price per share and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.  An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b)           Incentive Stock Options.  An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code.  The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

(c)           Exercise Price.  The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement.

(d)           Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of ten (10) years.

(e)           Exercise of Option.  Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by another form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares of Common Stock for which the Option is exercised.

(f)            Payment upon Exercise.  Common Stock purchased upon the exercise of an option granted under the Plan shall be paid for as follows:

(1)           in cash or by check, payable to the order of the Company;

(2)           except as the Board may, in its sole discretion, otherwise provide in an option agreement, (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

(3)           delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith (“Fair Market Value”), which Common Stock was owned by the Participant at least six months prior to such delivery;

(4)           to the extent permitted by the Board, in its sole discretion, (i) by delivery of a promissory note of the Participant to the Company on terms determined by the Board or (ii) by payment of such other lawful consideration as the Board may determine; or

(5)           any combination of the above permitted forms of payment.

(g)           Nonqualified Options with Fair Market Value Exercise Price.  Unless otherwise determined by the Board pursuant to subsection (h) below, to avoid a deferral of compensation falling within the requirements of Section 409A of the Code, any Option to purchase stock, other than an Incentive Stock Option described in Section 422 of the Code will have the following characteristics: (i) the exercise price will never be less than the fair market value of the underlying stock on the date the Option is granted, (ii) the receipt, transfer or exercise of the Option will be subject to taxation under Section 83 of the Code, and (iii) the Option will not include any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of the Option.

(h)           Nonqualified Options with Exercise Price Less than Fair Market Value.  Notwithstanding subsection (g) above, to the extent that any Nonqualified Option may constitute a deferral of compensation, said Option shall comply with the requirements of Section 409A of the Code as set forth in the corresponding option agreement.

6.             Restricted Stock

(a)           Grants.  The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

(b)           Terms and Conditions.  The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.  Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee).  At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”).  In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

(c)           Deferred Compensation.  To the extent that any Award of shares of restricted stock may constitute a deferral of compensation, the Award shall comply with the requirements of Section 409A of the Code as set forth in the corresponding Restricted Stock Award.

7.             Other Stock-Based Awards.

The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

Notwithstanding the foregoing, however, the form and/or operation of any such Award will not constitute “deferred compensation” under Section 409A of the Code or if such Award, in form or operation, constitute “deferred compensation” the Award shall comply with the requirements under Section 409A of the Code as set forth in the corresponding Award agreement.

8.             Performance Awards.

The Board may, in its discretion, grant performance Awards which become vested or payable on account of attainment of one or more performance goals during a specified period as established by the Board. Performance goals established by the Board shall be based on objectively determinable performance goals selected by the Board that apply to an individual or group of individuals, a business unit, or the Company or an affiliate as a whole, over such performance period as the Board may designate.

For Awards intended to be “performance-based compensation,” the grant of the performance Awards and the establishment of the performance measures shall be made during the period required under Code Section 162(m) and in accordance with Section 409A of the Code to the extent applicable.

The performance goals shall be based on one or more of the following criteria: stock price, earnings per share, earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis, net earnings, operating or other earnings, profits, revenues, net cash flow, financial return ratios, return on assets, stockholder return, return on equity, growth in assets, market share or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals or goals relating to acquisitions or strategic partnerships.

At any time prior to the final determination of the performance Awards, the Board may adjust the performance goals and Awards for Participants to the extent that the Board deems appropriate considering the requirements of Code Section 162(m); provided that if a performance Award is intended to qualify for the “performance-based compensation” exemption under Code Section 162(m), the Board shall be precluded from increasing the amount of compensation payable under the terms of such performance Award (but may decrease the amount of compensation payable in its sole discretion). Upon completion of a performance period, the Board shall determine whether the performance goals have been met and certify in writing to the extent that such goals have been satisfied. To the extent permitted under Code Section 162(m), the Board may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Board determines should be appropriately excluded or adjusted, including: (a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges; (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or (c) a change in tax law or accounting standards required by generally accepted accounting principles. In addition, the performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations.

For purposes of this Section 8, references to the Board shall mean the “compensation committee” within the meaning of Treas. Reg. §1.162-27(c)(4).

9.             General Provisions Applicable to Awards

(a)           Transferability of Awards.  Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant.  References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

Notwithstanding the foregoing, a Participant’s transfer to a revocable trust that is solely for the benefit of the Participant and the Participant’s spouse and/or issue during his lifetime and transfer under such trust at the Participant’s death to the trust’s intended beneficiaries shall not be deemed to be prohibited by the foregoing provisions.  If any person other than the Participant, the Participant’s then current spouse, and the Participant’s issue shall possess a vested interest in such trust during the lifetime of the Participant, such interest shall not be recognized hereunder as giving such person any right the benefit of an Award.  In such event the Award shall revest in the Participant as if such transfer in trust had not occurred.  Any Award that consists of an incentive stock option and that is transferred to a trust as permitted in this paragraph, and any shares purchased thereunder, are subject to any applicable rules of the Internal Revenue Code concerning the effects of such transfers on incentive stock option status.

(b)           Documentation.  Each Award shall be evidenced by a written instrument in such form as the Board shall determine.  Each Award may contain terms and conditions in addition to those set forth in the Plan.  In addition, each such written Award shall contain such terms and conditions as are necessary to comply with the requirements of Section 409A of the Code.

(c)           Board Discretion.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award.  The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)           Termination of Status.  The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

(e)           Acquisition Events

(1)           Consequences of Acquisition Events.  Upon the occurrence of an Acquisition Event (as defined below), or the execution by the Company of any agreement with respect to an Acquisition Event, the Board shall take any one or more of the following actions with respect to then outstanding Awards: (i) provide that all outstanding Options shall be assumed, or equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such Options substituted for Incentive Stock Options shall satisfy, in the determination of the Board, the requirements of Section 424(a) of the Code; (ii) upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time (the “Acceleration Time”) prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants between the Acceleration Time and the consummation of such Acquisition Event; (iii) in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the “Acquisition Price”), provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options; (iv) provide that all Restricted Stock Awards then outstanding shall become free of all restrictions prior to the consummation of the Acquisition Event; and (v) provide that any other stock-based Awards outstanding (A) shall become exercisable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to each such Award, prior to the consummation of the Acquisition Event, or (B), if applicable, shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof).

Except as otherwise may be required with respect to any Award constituting deferred compensation under Section 409A of the Code, in which case the provisions of said Section 409A shall prevail as set forth in the individual Award agreement, an “Acquisition Event” shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of the Company; or (c) the complete liquidation of the Company.

(2)           Assumption of Options Upon Certain Events.  The Board may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who become employees of the Company as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of property or stock of the employing corporation The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate under the circumstances.  Such substitute Awards shall not constitute a deferral of compensation under Section 409A of the Code.  Notwithstanding the foregoing, to the extent that the Board determines that any such substitute Award shall constitute a deferral of compensation under Section 409A of the Code such Award shall be accompanied by a written Award agreement which shall set forth the terms and conditions required to comply with the provisions of Section 409A of the Code.

(f)            Withholding.  Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability.  Except as the Board may otherwise provide in an Award, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value.  The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(g)           Amendment of Award.  The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, accelerating the vesting of an Award (and in appropriate cases, providing that the portion so accelerated be held as restricted stock), and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.  Notwithstanding the foregoing, any amendment pursuant to this subsection 9(g) shall not be permitted to the extent that the individual Award or this Plan, in general, would constitute deferred compensation subject to Section 409A of the Code unless the Award agreement sets forth the terms and conditions necessary to comply with the requirements of Section 409A of the Code.

(h)           Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(i)            Acceleration.  The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of all restrictions or that any other Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.  Notwithstanding the foregoing, to the extent that any acceleration pursuant to this subsection 8(i) pertains to an Award which constitutes “deferred compensation” under Section 409A of the Code such acceleration shall comply with any requirements of Section 409A which may be applicable.

10.           Miscellaneous

(a)            No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company.  The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)           No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.  Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the close of business on the record date for such stock dividend and the close of business on the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c)            Effective Date and Term of Plan.  The Plan shall become effective on the date on which it is adopted by the Board.  No Awards shall be granted under the Plan after April 27, 2020, but Awards previously granted may extend beyond that date.

(d)           Amendment of Plan.  The Board may amend, waive, suspend or terminate the Plan or any portion thereof at any time and with respect to any or all Participants.  Notwithstanding the foregoing, any amendment, waiver, suspension or termination pursuant to this subsection 10(d) shall not be permitted to the extent that the individual Award or this Plan, in general, would constitute deferred compensation subject to Section 409A of the Code unless the Award agreement sets forth the terms and conditions necessary to comply with the requirements of Section 409A of the Code or unless otherwise consented to in writing by a Participant whose Award would become subject to Section 409A of the Code as a result of such action.  In addition, the Board expressly reserves the right to amend the Plan, as required, to comply with any regulatory guidance issued with respect to Section 409A of the Code.

(e)            Stockholder Approval.  For purposes of this Plan, stockholder approval shall mean approval by a vote of the stockholders in accordance with the requirements of Section 162(m) of the Code.

(f)            Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.